Exhibit 10.1

XL Group plc Reinsurance Supplemental Long Term Cash Incentive Compensation Plan

Section 1.	Purposes of the Plan

                    The purpose of the Reinsurance Supplemental Long Term Cash Incentive Compensation Plan (the “Plan”) is to advance the interests of XL Group plc and its shareholders by creating a long-term incentive compensation vehicle covering certain employees in the reinsurance business of XL Group plc and the Subsidiaries (the “Reinsurance Segment”). The Plan is designed to motivate exceptional profitable revenue growth and retain key talent through the four-year Performance Period (defined below), while maintaining controls designed to ensure such growth is prudent and to mitigate any risks from Plan operation that could have a material adverse affect on the Company. The Plan is designed to pay out in cash over three years beginning after the end of the Performance Period. There are no additional deferral provisions with respect to any amounts potentially payable under the Plan.

Section 2.	Definitions

                    “Award Amount” means the amount of a Participant’s award under the Plan, determined in accordance with Section 5 below and subject to the other Plan terms set forth herein.

                    “Board” means the Board of Directors of the Company.

                    “Cause” means (i) Participant’s conviction of a felony involving moral turpitude, dishonesty or laws to which the Company or the Subsidiaries are subject in connection with the conduct of its or their business; (ii) Participant’s willful misconduct that is materially injurious to the financial condition of the Company or a Subsidiary; (iii) the Participant’s willful refusal to obey any lawful policy or requirement duly adopted by the Company or a Subsidiary; (iv) Participant’s willful violation of the policies or code of conduct of the Company or a Subsidiary; (v) Participant’s willful violation of the underwriting guidelines applicable to the Participant or the underwriting authority of the Participant; or (vi) as defined in an employment agreement between the Participant, the Company and/or Subsidiary.

                    “Change in Control” means any person, meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (other than a group of which the Company is a member or which has been organized by the Company for the purpose of making such acquisition), acquires, directly or indirectly, 40 percent or more of the combined voting power of the outstanding securities of the Company having a right to vote in the election of directors, including but not limited to a transaction pursuant to (i) a compromise or arrangement sanctioned by the Court under section 201 of the Companies Act 1963 of the Republic of Ireland or (ii) section 204 of the Companies Act 1963 of the Republic of Ireland. Ownership of 40 percent or more of the combined voting power of the outstanding securities of the Company by any person controlled directly or indirectly by the Company shall not be deemed a Change of Control of the Company; provided, however, that, as applied to any Award Amount that

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constitutes deferred compensation for purposes of Section 409A of the Code, a transaction will constitute a Change in Control only if it also qualifies as a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

                    “Code” means the United States Internal Revenue Code of 1986, as amended.

                    “Combined Ratio” means the combined ratio (“CR”) for the Performance Period, determined as of the end of the Performance Period and based on a weighted average of the CRs for each accident year (“AY”) in the Performance Period. Weightings shall be based on the AY net earned premiums for the Reinsurance Segment, as reported on the Company’s financial statements. Each AY CR shall be determined as follows: A calendar year (“CY”) CR shall be calculated annually following the close of each CY. The CY CR shall be adjusted to an AY basis by removing any prior year reserve development (“PYD”) from the CY CR to arrive at a CR for the most recent AY. The PYD, if any, removed from the most recent CY CR will be added to the appropriate prior AYs such that the resulting restated AY CRs reflect the cumulative PYD from all prior CYs.   AY CRs will be restated annually to reflect the PYD experienced in subsequent CYs.

                    “Committee” means the Management Development and Compensation Committee of the Board, or any successor Committee approved by the Board.

                     “Company” means XL Group plc and any successor company.

                    “Company CAGR” means the compound annual growth rate of net written premium for the Reinsurance Segment, as reported on the Company’s financial statements, as measured from the beginning of the Performance Period (using December 31, 2011 data) to the end of the Performance Period.

                    “Disability” means permanent and total disability as determined under the Subsidiary long-term disability plan covering the Participant.

                    “Effective Date” means January 1, 2012.

                    “First Payment” shall be as defined in Section 5.D.

                    “Head of Reinsurance” means the Company’s Executive Vice President, Chief Executive of Reinsurance Operations on the Effective Date.

                    “Participant” shall be as defined in Section 3.

                    “Peer Group” means Munich Re, Swiss Re, Everest Re, Partner Re, Hannover Re and Alleghany Corporation; provided however, that (i) Alleghany Corporation shall be included in the Peer Group only if net written premium is publicly reported solely for the reinsurance segment formerly operated by Transatlantic Re for periods beginning January 1, 2012 and continuing during the Performance Period, and (ii) if any such company is acquired, becomes subject to a proceeding under applicable bankruptcy laws (or a similar proceeding) or otherwise ceases to exist as a separate public company during a year included in the Performance Period, such company will continue to be included in the Peer Group with modifications to the calculation as described in the definition of “Peer Group CAGR” below.

                    “Peer Group CAGR” means the compound annual growth rate in annual net written premium (or if a Peer Group company does not publicly report net written premium, then such company’s annual net earned premium shall instead be used) for the reinsurance operations of the companies in the Peer Group, as reported on such companies’ financial statements, as measured from the beginning of the Performance Period (January 1, 2012) to the end of the Performance Period (December 31, 2015). Peer Group CAGR shall be calculated using reported premium for the Peer Group companies on a consolidated basis (i.e., based on the sum of the Peer Group companies’ net written premiums, or net earned premiums in cases where net earned premiums are not available); provided that if a company ceases to be a member of the Peer Group during the Performance Period, such company’s CAGR for the Performance Period will be calculated separately based on the trailing twelve-month premium data as of the last publicly reported period. Peer Group CAGR will then be the weighted average of the remaining consolidated Peer Group’s compound annual growth rate for the entire Performance Period, and the truncated compound annual growth rate for the company that left the Peer Group. Weighting will be based on net written (or net earned) premium as of January 1, 2012.

                     “Performance Period” means the period beginning on January 1, 2012 and ending on December 31, 2015.

                    “Plan” shall be as defined in Section 1.

                    “Pool” means the total amount payable under the Plan which shall be based on payout amounts associated with results for Relative CAGR and Combined Ratio, as provided in Appendix A hereto.

                    “Pool Percentage” means a Participant’s percentage of the Pool, as determined by the Committee; provided that the Head of Reinsurance shall have a Pool Percentage of 35%.

                    “Reinsurance Segment” shall be as defined in Section 1.

                    “Relative CAGR” means Company CAGR compared to Peer Group CAGR as shown by the relationship: (1.0 + Company CAGR)/(1.0 + Peer Group CAGR).

                    “Second Payment” shall be as defined in Section 5.D.

                    “Subsidiary” means any corporation at least fifty percent (50%) percent of the outstanding voting stock of which is owned by the Company.

                    “Third Payment” shall be as defined in Section 5.D.

Section 3.	Eligibility

                    The Head of Reinsurance of the Company and other employees of the Company’s Reinsurance division selected by the Committee are eligible to participate in the Plan. Each of the Head of Reinsurance and the eligible employees selected by the Committee (including any additional employees selected by the Committee) shall become a Participant. The Committee shall have the authority to remove a current Participant, or to replace a current Participant with a new Participant.

Section 4.	Administration

                    A. Committee. The Plan shall be administered by the Committee. The Committee shall have full discretionary power, consistent with the Management Development and Compensation Committee Charter, to:

(i)	interpret and make all determinations under the Plan;

(ii)	determine, consistent with Section 3 above, those employees of the Company and the Subsidiaries who are eligible to participate in the Plan;

(iii)	approve the determination of the amount of the Pool, including determinations of, or relating to, Combined Ratio and Relative CAGR and any adjustments thereto;

(iv)	establish, consistent with the terms of the Plan, each Participant’s Pool Percentage and corresponding Award Amounts; and

(v)	adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper.

                    B. Operational Review. The Company’s Chief Enterprise Risk Officer, Chief Financial Officer, and Chief Actuary will review the business writings as often as necessary but no less frequently than annually to ensure that the Plan is operating in a manner consistent with the long-term health of the Reinsurance Segment and the overall Company. They shall consider any factors that are, in their judgment, relevant, including but not limited to:

(i)	a material change in the current portfolio composition;

(ii)	significant changes in the Company’s current underwriting philosophy that are not in line with expectations;

(iii)	an increase in business combined with declining rate adequacy levels; and

(iv)

indications that business decisions by Participants are being made primarily to influence Award Amounts without proper consideration of other factors (e.g., the long-term health of the Reinsurance Segment and the Company).

The Company’s Chief Enterprise Risk Officer, Chief Financial Officer, and Chief Actuary shall report their findings to the Committee on a current basis, but no less frequently than annually, during the Performance Period.

                    C. Adjustments. The Committee shall have full discretion to adjust the Pool amount or any individual Award Amount as determined pursuant to Appendix A, including, but not limited to, as a response to the following situations:

(i)

Based on a report from the Chief Enterprise Risk Officer, Chief Financial Officer, and Chief Actuary as described in Section 4.B. above, the Committee determines that business was written that is not consistent with the long-term health of the

Reinsurance Segment and/or the overall Company, in which case the Committee may decide to exclude such business from the calculations of Company CAGR and CR under the Plan.

(ii)	In the event of a catastrophic event (or a series of such events) above the normal budgeted catastrophe load, based on the quality of the Company’s underwriting results compared to industry results.

(iii)

In the case of a Participant who materially violates the policies or code of conduct of the Company or the Subsidiaries or who materially violates the underwriting guidelines applicable to the Participant or the underwriting authority of the Participant.

                    D. Third-party Advisors. The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

                    E. Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee or the Board shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee and the Board shall be protected and indemnified by the Company, to the fullest extent permitted by applicable law and the Company’s by-laws, in respect of any such action, determination, or interpretation of the Plan.

                    F. Foreign Jurisdictions. The Committee shall have the discretion to modify or amend the Plan, or adopt additional terms and or conditions, as may be deemed necessary or advisable in order to comply with the local laws and regulations of any jurisdiction.

Section 5.	Determination of Awards

                    A. Award Amount. Each Participant’s Award Amount will be equal to the Participant’s Pool Percentage multiplied by the Pool amount, determined as set forth in Appendix A, and subject to any adjustments pursuant to Section 4.C. of the Plan. Unless otherwise specifically determined by the Committee, any percentage of the Pool that is forfeited due to termination of employment of a Participant or otherwise shall not be available for distribution to other Participants.

                    B. Cash Payments and No Additional Deferral. All payments under this Plan will be made in cash, and there will be no right of further deferral with respect to any payments under the Plan.

                    C. Payment of Award Amounts. So long as the Participant remains continuously employed by the Company or a Subsidiary (and has not given notice of termination) during the entire Performance Period or, in the case of the Head of Reinsurance, through February 15, 2016, the Participant’s Award Amount shall be paid as follows: (i) the First Payment (as defined below) shall be paid to the Participant on or after January 1, 2016 (February 15, 2016, in the case of the Head of Reinsurance) and on or prior to March 15, 2016, (ii)  the Second Payment (as defined below) shall be paid to the Participant on or after January 1, 2017 and on or prior to March 15, 2017, and (iii) the

Third Payment (as defined below) shall be paid to the Participant on or after January 1, 2018 and on or prior to March 15, 2018 or, in the case of the Head of Reinsurance, on or after October 1, 2017 and on or prior to December 31, 2017.

                    D. Calculation of Award Amounts. The “First Payment” shall be equal to 50% of the product of the Pool amount and the Participant’s Pool Percentage. The “Second Payment” and the “Third Payment” shall be adjusted to take into account reserve development subsequent to the Performance Period on business written during the Performance Period, and calculated as follows:

(i)

For the Second Payment, the AY CRs for the Performance Period shall be restated as of December 31, 2016, and the payment shall be equal to 75% of the product of the adjusted Pool amount and the Participant’s Pool Percentage, minus the First Payment amount.

(ii)

For the Third Payment, the AY CRs for the Performance Period shall be restated as of December 31, 2017 (September 30, 2017, in the case of the Head of Reinsurance), and the payment shall be equal to 100% of the product of the adjusted Pool amount and the Participant’s Pool Percentage, minus the First Payment and the Second Payment amounts.

Notwithstanding the foregoing, the Committee shall have full discretion to adjust the Pool amount or any individual Award Amount pursuant to Section 4.C. above.

                    E. For the avoidance of doubt, except as otherwise set forth in Section 6 below, in order to receive any payment under this Plan the Participant must remain continuously employed by the Company or a Subsidiary through and not have given notice of termination of employment prior to the end of the Performance Period (December 31, 2015) or, in the case of the Head of Reinsurance, February 15, 2016.

Section 6.	Termination of Employment

                    A. Death or Disability. In the event of a Participant’s termination of employment due to his or her death or Disability during the Performance Period or, in the case of the Head of Reinsurance, prior to February 15, 2016, the Participant (or his/her estate) shall receive an Award Amount, prorated based on the portion of the Performance Period completed prior to the date of death or Disability, as approved by the Committee. Such Award Amount shall be paid at the time provided in Section 5.C. above and subject to the same adjustments pursuant to Sections 4 and 5, if applicable, as the payments to the other Participants. Notwithstanding the foregoing, in the case of termination of employment of the Head of Reinsurance during the Performance Period, the following provisions shall apply:

(i)

In the case of termination on or prior to December 31, 2014, for purposes of determining the Pool amount, Relative CAGR and Combined Ratio shall be calculated as if the Performance Period ended on September 30 of the year following the year in which the termination occurs (with Combined Ratio reflecting the cumulative PYDs for all periods during such Performance Period). In such case, an amount equal to 100% of the product of such Pool amount and the Participant’s Pool percentage shall be paid in a single payment on or after October

1 and on or prior to December 31 of the year following the year in which the termination occurs.

(ii)

In the case of termination after December 31, 2014 and on or prior to December 31, 2015, for purposes of determining the Pool amount, Relative CAGR and Combined Ratio shall be calculated for the full Performance Period and an initial amount equal to 50% of the product of the Pool amount and the Participant’s Pool percentage shall be paid on or after January 1, 2016 and on or prior to March 15, 2016. In addition, the Pool amount shall be recalculated with Combined Ratio restated as of September 30, 2016 and an amount equal to 100% of the product of such Pool amount, less the amount paid pursuant to the previous sentence, shall be paid on or after October 1, 2016 and on or prior to December 31, 2016.

                    B. Termination by the Company Without Cause. In the event the Participant’s employment is terminated by the Company not for Cause (including, in the case of a Participant who has an employment agreement with the Company, a termination by the Participant that is deemed to be a termination by the Company without Cause under the provisions of the employment agreement or a termination by the Participant for Good Reason under the employment agreement) during the Performance Period or, in the case of the Head of Reinsurance, prior to February 15, 2016, the Participant shall receive an Award Amount, prorated based on the portion of the Performance Period completed prior to the date of termination, as approved by the Committee. Such Award Amount shall be paid at the same time and subject to the same adjustments pursuant to Sections 4 and 5, if applicable, as the payments to the other Participants. Notwithstanding the foregoing, in the case of termination of employment of the Head of Reinsurance during the Performance Period, the provisions of clauses (i) and (ii) of Section 6.A. of the Plan shall apply.

                    C. Voluntary Termination of Employment by Participant. In the event of a Participant’s voluntary termination of employment or the Participant’s giving of notice of termination of employment during the Performance Period or, in the case of the Head of Reinsurance, prior to February 15, 2016 (not including, in the case of a Participant who has an employment agreement with the Company, a termination by the Participant that is deemed to be a termination by the Company without Cause under the provisions of the employment agreement or a termination by the Participant for Good Reason under the employment agreement), the Participant shall not be entitled to any further payment under the Plan and shall have no rights or interests in the Plan.

                    D. Termination by the Company for Cause. In the event the Participant’s employment is terminated by the Company for Cause, the Participant shall not be entitled to any further payment under the Plan and shall have no rights or interests in the Plan.

Section 7.	General Provisions

                    A. No Right to Employment or Participation. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or to any award made as part of the Plan nor will the Plan be construed as having created an employment contract for any term.

                    B. Not Compensation Under Other Plans. An award made under this Plan shall not be considered “compensation” under any qualified or non-qualified, registered or non-registered employee benefit plan, program or arrangement of the Company and shall not have any effect on the level of benefits provided to or received by a Participant or his/her estate or designated beneficiary, as part of any employee benefit plan of the Company or the Subsidiaries.

                    C. Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

                    D. Plan Not Funded. The Plan shall be unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award made under the Plan.

                    E. Other Long-Term Incentive Arrangements. This Plan is not intended to be the sole and exclusive long term incentive program of the Company in which Participants may be entitled to participate in the ordinary course.

                    F. Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

                    G. Withholding. The Company may deduct from any payment to a Participant under this Plan any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect thereto.

                    H. No Transfers. No award or rights under this Plan may be transferred or assigned by a Participant other than by will or by the laws of descent and distribution.

                    I. Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of New York and applicable federal law, without regard to the conflict of laws provisions of any state or country.

                    J. Section 409A. It is intended that the Plan will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and the Plan shall be interpreted on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Section 409A of the Code. It is intended that amounts payable under this Plan will not be considered to be deferred compensation for purposes of Section 409A of the Code by virtue of Treas. Reg. Section 1.409A-1(b)(4). However, if any amount payable hereunder is considered to be deferred compensation for such purposes, notwithstanding any provision to the contrary in this Plan, if a Participant is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treas. Reg. Section 1.409A-1(b)(4)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his or her death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 7.J shall be paid to the

Participant in a lump sum. No action or failure to act, pursuant to this Section 7.J shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect any Participant from the obligation to pay any tax, interest or penalty pursuant to Section 409A or Section 457A of the Code. Notwithstanding any provision of this Plan to the contrary, for purposes of any provision of this Plan providing for the payment of any amounts considered to be deferred compensation for purposes of Section 409A of the Code upon or following a termination of employment, references to the Participant’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Participant’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Section 8.	Amendment / Termination of the Plan

                    The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time; provided, however, that no amendment, discontinuance or termination of the Plan shall, without the consent of the affected Participant, have a material adverse effect on any award made to any Participant under the Plan.

Section 9.	Change in Control

                    A. In the event a Change in Control occurs, unless the Company commits in writing at the time of such Change in Control to each of the Participants that the Plan will be continued in effect after the Change in Control with Award Amounts determined on the basis of the operational results of the Reinsurance Segment of the Company and its Subsidiaries, on a stand-alone basis, for the full duration of the Plan, the Performance Period shall terminate and the Committee shall determine Relative CAGR and Combined Ratio as of the latest practical date occurring prior to the Change in Control. Each Participant’s Award Amount shall be calculated based on such Relative CAGR and Combined Ratio, subject to adjustment pursuant to Sections 4 and 5, if applicable, and shall be paid to the Participant without proration within 60 days after such Change in Control.

                    B. In the event a Change in Control occurs and the Company makes the commitment to the Participants set forth in Section 9.A above, the terms of the Plan shall continue in effect, except that any amount payable under Section 6.B. due to an applicable termination of employment occurring after the Change in Control shall not be reduced to a prorated amount.

APPENDIX A

XL Re CAGR / Industry CAGR	0.75	0.85	1.00	1.15	1.25	1.50

Standalone Payout for Growth	50%	75%	100%	115%	135%	150%

CR
90	—	—	—	—	—	—
89	—	—	—	2,400	2,800	3,000
88	—	—	4,000	4,600	5,400	6,000
87	3,300	5,000	6,600	7,600	9,000	10,000
86	4,600	7,000	9,200	10,600	12,400	13,800
85	5,900	8,800	11,800	13,600	16,000	17,800
84	7,200	10,800	14,400	16,600	19,400	21,600
83	8,500	12,800	17,000	19,600	23,000	25,600

Relative CAGR and CR between the amounts set forth above will result in interpolated Award Amounts, as determined by the Committee.

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